EXHIBIT 10.30.2

This memorializes an agreement reached between William Nuti

and NCR Corporation on December 12, 2008

December 18, 2008

Mr. William Nuti

NCR Corporation

1700 South Patterson Boulevard

Dayton, Ohio 45479

Dear Mr. Nuti:

This letter agreement documents the changes that constitute the second amendment (the “Second Amendment”) to the letter agreement between us dated July 29, 2008, as amended July 26, 2006 (the “Agreement”). This Second Amendment amends the Agreement as described below. All provisions of the Agreement not modified herein shall remain in full force and effect, except as the Compensation and Human Resource Committee of the NCR Corporation Board of Directors (the “Committee”) has otherwise modified as documented in the minutes of the Committee.

1. The first reference to “CIC Plan” in the fifth paragraph of the section captioned “Stock Options” shall be deleted in its entirety and the following shall be substituted in lieu thereof: “NCR Change-in-Control Severance Plan for Executive Officers as in effect on the Start Date (the “CIC Plan”).”

2. The section captioned “Relocation” shall be deleted in its entirety.

3. The section captioned “Travel Expenses and Benefits” shall be amended as follows:

a.	The first reference to “and,” in the first sentence of the section shall be deleted in its entirety and the following shall be substituted in lieu thereof: “, including”.

b.	The following shall be added at the end of the last sentence in the section: “; provided, however, effective January 1, 2008, the Company will no longer provide a gross up payment to cover any taxes related to your personal use of the corporate aircraft”.

4. The section captioned “Change in Control” shall be deleted in its entirety and the following shall be substituted in lieu thereof:

Change in Control – You will be entitled to participate in the Amended and Restated NCR Change in Control Severance Plan (or any successor plan if you elect to so participate)(the “Restated CIC Plan”), provided that no restrictions on your activities thereunder shall be any broader than as provided herein and further provided that, if you are entitled to payment under the Restated CIC Plan as a result of the proviso in Section 4.1 thereof, you shall receive the annual incentive award under Section 4.2(b)(ii) thereof at the time you would have received the amount that would be due under (iv) of the section below entitled “Severance” (had your employment terminated under circumstances entitling you to severance benefits under that section of this Agreement), provided that the amount, if any, due thereunder in excess of the amount due hereunder shall not be paid until at least six (6) months after your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code)).

5. The section captioned “Severance” shall be deleted in its entirety and replaced with the following:

Severance – In the event of your “separation from service” (within the meaning of Section 409A of the Code) due to termination by the Company other than for “Cause” (as defined in the CIC Plan), or your voluntary termination for “Good Reason” (as defined below) you will be entitled to receive the following:

(i) Any unpaid base salary through the date of your termination, payable in accordance with the Company’s usual payroll practices.

(ii) The amount of any unpaid annual bonus under the MIP for any performance period completed prior to your termination, payable when the MIP is otherwise payable by the Company, but in no event later than two and one-half months after the end of the completed performance period.

(iii) A lump sum cash severance payment equal to one and one half (1.5) times your annual base salary and Target MIP (the “Severance Benefit”), payable on the first business day after the date that is six (6) months after your “separation from service” (within the meaning of Section 409A of the Code), together with interest from the date of separation from service to the date of payment at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of your separation from service. As used in this paragraph, “Target MIP” shall mean the target levels for the applicable year under the “Management Incentive Objectives” (or any successor objectives) the Compensation Committee may set in its exercise of downward discretion as provided in the MIP.

(iv) An annual incentive under the MIP, based on the achievement of applicable performance targets pursuant to the MIP for the year of your termination and taking into account the discretionary downward adjustments applicable to all senior executives in the MIP who did not terminate employment, pro-rated based on the number of days you are employed during the year of the termination of employment, payable when the MIP is otherwise payable by the Company, but in no event later than two and one-half months after the start of the calendar year following the calendar year during which your termination of employment occurs (the “Pro-Rated MIP”). Upon payment of the Pro-Rated MIP, the Company shall have no further obligation to make any payment to you under the MIP for the year of termination.

(v) During the 18-month period following your “separation from service” (within the meaning of Section 409A of the Code) (if you are not otherwise employed during such period and covered under the group medical plan provided to employees of such subsequent employer), the Company agrees, if you so elect, that the Company will continue your (including your dependents) medical benefits under COBRA, to the same extent as during your employment, with your COBRA premiums paid by the Company.

Notwithstanding the foregoing, the Severance Benefit and the Pro-Rated MIP will only be paid to you if, within sixty (60) days after your “separation from service” (within the meaning of Section 409A of the Code), you execute a release of claims substantially in the form attached as Schedule C hereto, with such changes as are necessary or appropriate to account for changes in law or regulation and the release has become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein).

The Company agrees to cooperate with you to amend this Agreement to the extent you deem necessary to avoid imposition of any additional tax under Section 409A of the Code (and any Department of Treasury regulations promulgated thereunder), but only to the extent such amendment would not have a more than de minimis adverse effect on the Company.

6. Clause (i) of the second sentence of the second paragraph in the section captioned “Non-Competition” shall be deleted in its entirety and the following shall be substituted in lieu thereof: “(i) the number of companies shall not increase above the number of companies listed on Schedule B, as amended by the Second Amendment to this Agreement; provided, however, that subject to your consent, which will not be unreasonably withheld, the number of companies may be increased to no more than twelve in total”.

7. The section captioned “Arbitration” shall be amended as follows:

a. The following shall be added following the first reference to “CIC Plan”: “(or any successor plan”.

b. The following shall be added at the end of the sixth sentence: “at any time from the Start Date through your remaining lifetime (or, if longer, through the twentieth (20th) anniversary of the Start Date). To the extent that the reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses is considered “deferred compensation” within the meaning of Section 409A of the Code, then the reimbursement must be paid promptly, but no later than March 15 of the year following the calendar year in which you are declared the prevailing party, as determined by a ruling by the arbitrator.”

8. The section captioned “Legal Expenses” shall be amended to read in its entirety as follows: “The Company will reimburse you up to $15,000 for the reasonable legal advice expenses you incur in 2008 in connection with the amendment of this Agreement.”

9. The following section shall be added following the section captioned “Defined Terms”:

Section 409A – It is intended that the payments and benefits provided to you under this Agreement and the Restated CIC Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement and the Restated CIC Plan shall be construed, administered, and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) shall be subject to the following rules: (i) any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which the you incur the reimbursable expenses, (ii) the amount of reimbursable expenses and in-kind benefits that NCR is obligated to pay or provide in any given calendar year shall not affect the reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide in any other calendar year, and (iii) your right to have NCR reimburse expenses and provide in-kind benefits may not be liquidated or exchanged for any other benefit. Further, any tax gross-up payment that NCR is obligated to provide under this Agreement shall be paid or reimbursed no later than the end of the calendar year following the calendar year in which the applicable taxes are remitted. Further, to the extent that any deferred compensation (within the meaning of Section 409A of the Code) is payable by the Company pursuant to this Agreement or the Restated CIC Plan during a designated period, you shall not have any right to designate the taxable year of payment of such deferred compensation.

10. The reference to “written communication” in the seventh paragraph of the section captioned “Miscellaneous” shall be deleted in its entirety and the following shall be substituted in lieu thereof: “written negotiations or other communication”.

11. The following sentence shall be added immediately following the second sentence in the seventh paragraph of the section captioned “Miscellaneous”: “Prior drafts of this Agreement or of any amendment hereto shall not be construed against either party to this Agreement.”

12. Schedule B, as attached to the Agreement, shall be deleted in its entirety and replaced with Schedule B attached hereto.

Sincerely,

NCR Corporation

By:	/s/ Andrea Ledford
Name:	Andrea Ledford
Title:	Senior Vice President, Human Resources
Signed on January 22, 2009, as of December 12, 2008

Agreed and Accepted

January 21, 2009, as of December 12, 2008

/s/ William R. Nuti
William R. Nuti